EXHIBIT 12.1

                              CAMDEN PROPERTY TRUST
                    STATEMENT REGARDING COMPUTATION OF RATIOS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2001

(In thousands, except for ratio amounts)


                                                            2001 (4)     2000 (3)      1999 (2)       1998       1997 (1)
                                                           ----------   -----------   ----------   ----------   ----------
EARNINGS BEFORE FIXED CHARGES:
     Income before extraordinary charge                    $   61,680   $    74,424   $   61,623   $   57,333   $   38,835
     Add: income allocated to minority interests               15,999        15,306       10,290        1,322        1,655
     Less: equity in income of joint ventures                  (8,527)         (765)        (683)      (1,312)      (1,141)
                                                           ----------   -----------   ----------   ----------   ----------
                                                               69,152        88,965       71,232       57,343       38,952
     Distributed income of joint ventures                      15,076         2,122        2,505        2,350        1,939
     Less: interest capitalized                               (10,920)      (15,303)     (16,396)      (9,929)      (3,338)
     Less: preferred distribution of subsidiaries             (12,872)      (12,845)      (8,278)
                                                           ----------   -----------   ----------   ----------   ----------
          Total earnings before fixed charges                  60,436        62,939       49,063       49,764       37,553
                                                           ----------   -----------   ----------   ----------   ----------

FIXED CHARGES:
     Interest expense                                          69,841        69,036       57,856       50,467       28,537
     Interest capitalized                                      10,920        15,303       16,396        9,929        3,338
     Accretion of discount                                        421           403          320          169          142
     Loan amortization                                          1,591         1,340        1,100          785          864
     Interest portion of rental expense                           569           478          517          300          235
     Preferred distribution of subsidiaries                    12,872        12,845        8,278
                                                           ----------   -----------   ----------   ----------   ----------
          Total fixed charges                                  96,214        99,405       84,467       61,650       33,116
                                                           ----------   -----------   ----------   ----------   ----------
          Total earnings and fixed charges                 $  156,650   $   162,344   $  133,530   $  111,414   $   70,669
                                                           ==========   ===========   ==========   ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES                              1.63x         1.63x        1.58x        1.81x        2.13x

RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED SHARE DIVIDENDS:
     Total fixed charges                                   $   96,214   $    99,405   $   84,467   $   61,650   $   33,116
     Preferred share dividends                                  2,545         9,371        9,371        9,371
                                                           ----------   -----------   ----------   ----------   ----------
     Total combined fixed charges and preferred
        share dividends                                        98,759       108,776       93,838       71,021       33,116
     Total earnings and combined fixed charges and
        preferred share dividends                          $  159,195   $   171,715   $  142,901   $  120,785   $   70,669
                                                           ==========   ===========   ==========   ==========   ==========

RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERRED SHARE DIVIDENDS                     1.61x         1.58x        1.52x        1.70x        2.13x



(1) Earnings include a $10,170 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.83x.

(2) Earnings include a $2,979 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.55x and 1.49x.

(3) Earnings include a $18,323 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.45x and 1.41x.

(4) Earnings include a $2,372 impact related to gain on sales of properties. Excluding this impact, such ratios would be 1.60x and 1.59x.


INTEREST COVERAGE RATIO
     Total revenues                            $  428,215   $   403,539   $  371,296   $  323,839   $  199,789
     Total expenses                              (352,908)     (332,132)    (302,360)    (265,184)    (169,469)
     Add: Depreciation and amortization           101,660        96,966       89,516       78,113       44,836
     Add: Interest expense                         69,841        69,036       57,856       50,467       28,537
                                               ----------   -----------   ----------   ----------   ----------
                                               $  246,808   $   237,409   $  216,308   $  187,235   $  103,693
                                               ----------   -----------   ----------   ----------   ----------
     Interest expense                          $   69,841   $    69,036   $   57,856   $   50,467   $   28,537
                                               ----------   -----------   ----------   ----------   ----------
INTEREST COVERAGE RATIO                              3.5x          3.4x         3.7x         3.7x         3.6x
                                               ==========   ===========   ==========   ==========   ==========
